Exhibit 99.1

Kien Huat Realty III Limited

c/o 21st Floor Wisma Genting

Jalan Sultan Ismail

Kuala Lumpur

Malaysia

Special Committee of the Board of Directors

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, NY 12701

August 5, 2019

Members of the Special Committee:

Further to the letter of July 25, 2019 (the “Prior Letter”) submitted by Kien Huat Realty III Limited (“Kien Huat”) and our subsequent discussions, Kien Huat and Genting Malaysia Berhad (“Genting Malaysia”, and, together with Kien Huat, “we”) are submitting this preliminary non-binding proposal (our “Proposal”) to acquire all outstanding equity of Empire Resorts, Inc. (the “Company”) not owned by Kien Huat or its affiliates (including Genting Berhad, Genting Malaysia and their subsidiaries) in a merger (the “Merger”) for a cash payment of $9.74 per share of common stock of the Company, par value $0.01 per share (the “Common Stock”), with each share of the Company’s Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), receiving such consideration on an as-converted basis.

As you know, Kien Huat is the largest stockholder in the Company, owning approximately 86% of the Company’s outstanding Common Stock, including Common Stock issuable upon conversion of the Series F Convertible Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”). Genting Malaysia and Kien Huat are affiliated companies.

Genting Malaysia is one of the leading destination resort operators in the world. Genting Malaysia owns and operates major resort properties, including Resorts World Genting in Malaysia, over 40 casinos in the United Kingdom, Resorts World Bimini in the Bahamas and Resorts World Casino New York City (“RWNYC”). RWNYC is a premier entertainment hub offering the ultimate gaming and entertainment experience, with electronic gaming machines, shows, events and culinary delights.

As you will see from the enclosed term sheet, in order to facilitate our Proposal, Genting Malaysia and Kien Huat have agreed with each other, that subject to receipt of regulatory approvals and certain other conditions, a subsidiary of Genting Malaysia will acquire 13.2 million shares of Kien Huat’s Common Stock, irrespective of whether we consummate a transaction with the Company, and at the same price per share that we are offering to acquire the Company’s equity from the minority stockholders. Ultimately, Genting Malaysia and Kien Huat intend to form a joint venture that will hold all of the Common Stock currently held by Kien Huat (including the Common Stock proposed to be acquired by a Genting Malaysia subsidiary). This joint venture will be owned 49% by a subsidiary of Genting Malaysia and 51% by Kien Huat and it is anticipated that, assuming we are able to reach agreement with the Special Committee (as defined below), the proposed acquisition of the Company would be effected through this joint venture. At all times, Kien Huat is expected to remain the direct or indirect majority owner of the Company’s equity securities. In addition, following the closing of the proposed Merger, the term sheet contemplates that Genting Malaysia would assist in operating the Company and its subsidiaries pursuant to an arm’s length operations agreement. We believe that the transactions contemplated by the term sheet should provide comfort and assurance to the Company’s various stakeholders, including the Special Committee, as well as the Company’s stockholders and lenders, regarding Genting Malaysia’s and Kien Huat’s commitment to pursuing an acquisition of the Company expeditiously, thereby providing certainty of value and liquidity to the minority stockholders and creating a path to improve the long term operating performance of the Company. We also have confidence that the partnership with Genting Malaysia contemplated by the term sheet would provide the Company with a timely opportunity to leverage the institutional support and industry experience of Genting Malaysia following the closing. Finally, we believe that the transactions contemplated by the term sheet can be accomplished in parallel with negotiating, executing and consummating a merger agreement with the Company and without any delays.

We are excited at the prospect of acquiring the rest of the Company’s equity and believe our Proposal represents full and fair value to the Company’s stockholders. However, we also believe—and it is incumbent upon all stakeholders to recognize—that the Company’s stock no longer trades based on the performance or prospects of the Company’s underlying business and is being supported by Kien Huat’s financial support of the Company and speculation regarding a potential acquisition.

Our Proposal assumes (a) 34,413,459 shares of Common Stock outstanding, of which 28,914,606 shares are owned by Kien Huat and are expected to remain outstanding following the Merger; (b) 44,528 shares of Series B Preferred Stock outstanding; (c) 740 shares of Series F Preferred Stock, par value $0.01 (the “Series F Preferred Stock”) all of which are owned by Kien Huat and are expected to remain outstanding following the Merger; (d) outstanding warrants to purchase (i) 60,000 shares of Common Stock at an exercise price of $81.50 per share and (ii) 133,334 shares of Common Stock at an exercise price of $30 per share (together, the “Warrants”); (e) 443,000 restricted stock units (“RSUs”) outstanding; (f) except for the Common Stock, the Series B Preferred Stock, Series F Preferred Stock, RSUs and the Warrants (which we expect would be cancelled upon the Merger), no other equity securities or rights to acquire equity securities of the Company are outstanding; and (g) that the Company’s total indebtedness is less than $559,899,000. We intend to finance the Merger with cash provided by Kien Huat and Genting Malaysia or their respective affiliated entities.

As described in the Prior Letter, and consistent with the letter agreement between Kien Huat and the Company, dated February 17, 2016, which was amended on December 28, 2017, the Merger contemplated by our Proposal would be subject to the approval of (i) the Special Committee or another committee of the board of directors of the Company (the “Board”) composed solely of disinterested members of the Board who are also independent of Kien Huat and its affiliates (including Genting Berhad, Genting Malaysia and their subsidiaries) and (ii) holders of a majority of the votes represented by the outstanding shares of Common Stock and Series B Preferred Stock (together with any other capital stock of the Company entitled to vote together with the Common Stock in the election of the board of directors of the Company, “Voting Stock”) other than Voting Stock owned by Kien Huat, Genting Malaysia, or their affiliates and associates and executive management.

The Merger would also be subject to, among other things: (a) the completion of due diligence, including financial, legal, accounting, tax and business and operations diligence, with results satisfactory to us in our sole discretion; (b) the negotiation and execution of mutually acceptable definitive transaction documentation; (c) successfully obtaining all required or advisable regulatory approvals including, without limitation, any required approvals under the New York State Gaming Commission; (d) satisfaction of any other applicable regulatory or stock exchange requirements and (e) such other terms and conditions as are usual and customary in comparable transactions.

In considering our Proposal, please be aware that we have no interest in selling any equity of the Company to any other party nor would we expect, as a Company stockholder, to vote in favor of, or otherwise support, any alternative transactions, including a sale, merger or similar transaction involving the Company.

This letter and our Proposal are non-binding, do not constitute an offer capable of acceptance or other binding commitment or obligation and we may terminate discussions regarding our Proposal, the Merger or any other transaction at any time and for any or no reason. No commitment, including any obligation to negotiate, shall arise with respect to our Proposal, the Merger or any other transaction unless and until such time as definitive agreements with respect to our Proposal, the Merger or other transaction are executed and delivered by the parties thereto, and then only to the extent set forth in such definitive agreements.

Due to Kien Huat’s obligations under the federal securities laws, Kien Huat intends to promptly file an amendment to Kien Huat’s Schedule 13D, including a copy of this letter, with the Securities and Exchange Commission.

Due to Genting Malaysia’s obligations under the Main Market Listing Requirements of Bursa Malaysia Securities Berhad, Genting Malaysia intends to announce this Proposal.

Each of Kien Huat and Genting Malaysia stands ready to immediately commence due diligence and begin discussions and negotiations relating to our Proposal. If you have any questions, please do not hesitate to contact us.

[Signature pages to follow]

Best regards,

KIEN HUAT REALTY III LIMITED

/s/ Yap Chong Chew
Name: Yap Chong Chew
Title: Authorized Signatory

GENTING MALAYSIA BERHAD

/s/ Dato’ Sri Lee Choong Yan
Name: Dato’ Sri Lee Choong Yan
Title: President & Chief Operating Officer

[SIGNATURE PAGE TO JOINT PROPOSAL LETTER]